February 11, 2019

Robert V. Deere
Chief Financial Officer
Genesis Energy, L.P.
919 Milam, Suite 2100
Houston, TX 77002

       Re: Genesis Energy, L.P.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 26, 2018
           File No. 1-12295

Dear Mr. Deere:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Natural
Resources
cc:    Ms. Karen N. Pape